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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of the 6thday of May 1999, by and between First Premier Financial Corporation, a Delaware corporation (the "Company" or "Employer") and Bruce W. Wiley (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Company intends to seek approval from the Board of Governors of the Federal Reserve System (the "Fed"), the Missouri Division of Finance ("Missouri Division") and the Federal Deposit Insurance Corporation ("FDIC") to acquire a state-chartered bank with federally insured deposits in Jefferson City, Missouri (the "Bank") and to expand the Company's banking business throughout Missouri; and

         WHEREAS, the Board of Directors of the Company intends to approve the sale in a firm underwritten public offering of an amount of Company common stock requisite to expanding the Company's banking business (the "Initial Public Offering"); and

         WHEREAS, After the Closing of the Initial Public Offering, Executive is willing to become the President of the Middle Missouri Market Area of the Bank in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement. Executive acknowledges and agrees that all obligations of Employer under this Agreement may be transferred and assigned to any wholly-owned banking subsidiary of the Employer. Further, upon the commencement of the term of the Agreement, Executive cancels and terminates any and all previous employment agreements entered into with Premier Bank, Jefferson City, Missouri, and all provisions contained in any such employment agreements are, as of the commencement of the term hereof, null and void and of no further force or effect.

         2. TERM. The term of employment of Executive under this Agreement shall be the five year period commencing on the date of Closing of the Initial Public Offering and ending on the last day of the sixtieth (60th) month thereafter.

         3. COMPENSATION. The Company shall pay Executive a minimum annual base salary ("Base Salary") as computed below, payable in semi-monthly installments beginning the first of the month immediately subsequent to the closing of the Initial Public Offering. Salary payments shall be subject to withholding and other applicable taxes. The Base Salary shall be $150,000 initially, and thereafter shall increase by five percent on each anniversary of the date of the Closing of the Initial Public Offering. Immediately after the Closing of the Initial Public Offering, the Executive


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and the Company, or a banking subsidiary of the Company that employs the
Executive (collectively referred to as the "Company"), shall use all reasonable efforts to obtain one or more life insurance policies on the life of the Executive designed in the aggregate to provide the Executive and his beneficiaries the death benefits and nonqualified retirement benefits in form and substance substantially similar to the benefits described in the Life Insurance Endorsement Method Split Dollar Plan Agreement (the "Split Dollar Agreement"), the Executive Supplemental Retirement Plan Agreement (the "Retirement Plan Agreement"), and the Executive Supplemental Retirement Plan Summary pro Forma dated March 24, 1999 (the "Summary"), attached hereto as Exhibit "A" and made a part hereof. Notwithstanding the foregoing sentence, however, the obligation of the Company to execute the Supplemental Retirement Agreement, the Split Dollar Agreement and the Summary, and to pay the premium described in the Summary, shall become effective only upon the later of the date of Closing of the Initial Public Offering and the date that the insurance policy or policies contemplated under the Split Dollar Agreement, the Supplemental Retirement Agreement and the Summary are in force. It is understood and agreed that the Company does not guaranty the amount of benefits that may be provided by the insurance policy or policies. Moreover, in the event the Executive is uninsurable or is rated to the extent that such rating materially affects the earnings of the insurance policy or policies, the Executive shall instruct the Company in writing either (i) to complete the purchase of such life insurance policy or policies on the life of the Executive, or (ii) to use the Company's best efforts to use a suitable surrogate insured in order to provide the Executive the best benefits obtainable under the circumstances, for the premium described in the Summary. When the insurance policy or insurance policies (insuring the Executive or the surrogate, as the case may be) have been issued, the Retirement Plan Agreement shall provide therein under the definition of "Index" a description of the policy or policies actually obtained in the manner provided under such definition. Executive shall also be eligible to participate in any discretionary bonus plan or program adopted by the Board of Directors on the same basis as other executive officers of the Company.

         At the first Board of Directors meeting subsequent to the Closing of the Initial Public Offering, Executive shall be granted warrants to purchase 40,000 shares of common stock of the Company on the same terms and conditions as warrants granted to Founders of the Company as set forth in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Initial Public Offering and Executive shall be granted options to purchase 30,000 shares of common stock of the Company. The options shall vest on the following schedule: options to purchase 10,000 shares shall vest and become exercisable on each of the first, second and third anniversaries of the date of grant. All such options shall be exercisable at a per share price equal to the per share price at which the Company sold its shares of common stock in the Initial Public Offering, shall be exercisable in whole or in part for a period of ten years from the date of grant and shall be subject to such other customary terms and conditions as set forth in the option agreement which shall be delivered to Executive by the Company as soon as practicable after the date of grant.

         4. TITLE AND DUTIES. Executive shall be President of the Middle Missouri Market Area, shall be provided an office in Boone or Cole County, and shall manage the day-to-day activities of the Bank in the Middle Missouri Market and oversee the Bank in the Middle Missouri Market within the framework of the approved annual budget, and with the sound system of internal controls and


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in compliance with the policies of the Board of Directors of the Bank and all applicable laws and regulations. At the first Board of Directors meeting subsequent to the Closing of the Initial Public Offering, Executive shall be elected as a Class III director of the Company and as a Vice President of the Company and shall be reelected as a director so long as Executive remains employed by the Company. Executive shall also be elected as a director of the Bank so long as Executive remains employed by the Company.

         5. EXTENT OF SERVICES. After the Closing of the Initial Public Offering, Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours. However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. Executive shall notify Employer of any significant participation by him in any trade association or similar organization and the Board of Directors shall approve in advance Executive's service as a director of any entity or organization. Notwithstanding the foregoing, charitable activities of Executive are encouraged.

         6. WORKING FACILITIES. Executive shall have such assistants, perquisites, facilities and services as are suitable to his position and appropriate for the performance of his duties, including membership in a country club and business persons' luncheon club (including dues and assessments) as mutually agreed upon by Executive and the Company.

         7. EXPENSES. Executive may incur reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel, and similar items. Executive will be reimbursed for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures.

         8. VACATIONS. After the Closing of the Initial Public Offering, Executive shall be entitled each year to a vacation in accordance with the personnel policy established by the Company's Board of Directors, during which time Executive's compensation shall be paid in full; provided, however, that such vacation shall not be less than four weeks.

         9. ADDITIONAL COMPENSATION. After the Closing of the Initial Public Offering and as additional consideration paid to Executive, Executive shall be provided with health, hospitalization, and disability insurance on the same terms as executive officers of Employer and in amounts and on terms no less favorable than that provided to Executive by Premier Bancshares, Inc., and a minimum of $250,000 in term life insurance payable to a beneficiary designated by Executive. In addition, after the Closing of the Initial Public Offering, Executive shall be provided with an automobile for his use substantially similar to that provided to Executive by Premier Bank, in accordance with the automobile policy established by the Company's Board of Directors.

         10. CHANGE IN CONTROL OF THE COMPANY. (a) After the Closing of the Initial Public Offering in the event of a "change in control" of the Company, as defined herein, Executive shall


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be entitled, for a period of thirty days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to Employer of termination of this Agreement and to receive a cash payment equal to two hundred ninety-nine percent (299%) times the compensation, including bonus, if any, received by Executive in the one-year period immediately preceding the change in control or which would have been received by Executive during the one year period following the Initial Public Offering if the change in control occurs during the first year of the term of this Agreement. The severance payments provided for in this Section 10(a) shall be paid in cash, not later than ten days after the date of notice of termination by Executive under this Section 10 or ten days after the date of closing of the transaction effecting the change in control of the Company, whichever is later.

         (b) In addition, if Executive elects to terminate this Agreement pursuant to this Section 10, Executive shall further be entitled, in lieu of shares of Common Stock of the Company issuable upon exercise of options to which Executive is entitled under this Agreement, an amount in cash or Common Stock of the Company (or any combination thereof) as Executive shall in his election designate equal to the excess of the fair market value of the Common Stock as of the date of closing of the transaction effecting the change in control over the per share exercise price of the options held by Executive, times the number of shares of Common Stock subject to such options (whether or not then fully exercisable). The fair market value of the Common Stock shall be equal to the higher of (i) the value as determined by the Board of Directors of the Company if there is no organized trading market for the shares at the time such determination is made, or (ii) the closing price (or the average of the bid and asked prices if no closing price is available) on any nationally recognized securities exchange or association on which the Company's shares may be quoted or listed, or (iii) the highest per share price actually paid for Common Stock in connection with any change in control of the Company. The severance payments provided for in this Section 10(b) shall be paid in full not later than ten (10) days after the date of notice of termination by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of the Company, whichever is later.

         (c) For purposes of this Section 10, "change in control" of the Company shall mean:

               (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

               (ii) the sale of all or substantially all of the assets of the Company; or

               (iii)       the liquidation of the Company.

         11. TERMINATION. (a) For Cause. This Agreement may be terminated by the Board of Directors of the Company upon ten (10) days written notice to Executive in which time Executive


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shall have the right to cure such "cause" (and thus reverse such decision to terminate this Agreement) without further obligation than for monies already paid, for any of the following reasons:

                  (i) failure of Executive in a material manner to follow reasonable written instructions or written policies of the Board of Directors of the Company or the Bank;

                  (ii) gross negligence or willful misconduct of Executive materially damaging to the business of the Company or Bank during the term of this Agreement, or at any time while he was employed by the Company prior to the term of this Agreement, if not disclosed to the Company prior to the commencement of the term of this Agreement; or

                  (iii) conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude.

                  In the event that the Bank discharges Executive alleging "cause" under this Section 11(a) and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 11(b) hereof. In the event that the Bank discharges Executive alleging "cause" under this Section 11(a), such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause." The termination of Executive for "cause" shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof.

            (b)   Without Cause.

                  (i) The Bank may, upon thirty (30) days' written notice to Executive, terminate this Agreement without cause at any time after the Closing of the Initial Public Offering during the term of this Agreement upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to 24 monthly payments of $12,500 and all of the options referred to in Section 3 shall become immediately exercisable on the date of termination and shall remain exercisable for a period of 90 days following the date of termination, at which time such options (to the extent not previously exercised) shall expire. The severance payments provided for in this
                           Section 11(b) shall commence not later than thirty
                           (30) days after the actual date of termination of employment of Executive. The termination of Executive "without cause" shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof. Termination "without cause" shall include termination by Executive in the event Employer fails to perform any material provision of this Agreement after written notice thereof from Employee and thirty
                           (30) days time for Employer to cure.



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                  (ii)     Executive may upon thirty (30) days' written notice
                           to Employer terminate this Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, the Bank shall have no further obligation to Executive other than for monies paid and the Bank shall be entitled to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof.

         12. Death or Disability. After the Closing of the Initial Public Offering, in the event of Executive's death, Employer shall pay to Executive's designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate, an amount equal to Executive's base salary pursuant to Section 3 hereof through the end of the month in which Executive's death occurred. Such compensation shall be in lieu of any other benefits provided hereunder, except that (i) in the event of a change in control of the Company as defined herein, Executive's designated beneficiary or his estate, as the case may be, shall be entitled to the benefits of Section 10(b) hereof, and (ii) any benefit payable pursuant to Section 3 shall be prorated and made available to Executive in respect of any period prior to his death. The Bank may maintain insurance on its behalf to satisfy in whole or in part the obligations of this Section 12.

         After the Closing of the Initial Public Offering, in the event of Executive's disability, as hereinafter defined, Employer shall pay to Executive the base salary then in effect through the end of the month in which Executive became disabled. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of 180 consecutive days.

         13. Non-Competition and Non-Solicitation. (a) Executive acknowledges that he has performed services or will perform services hereunder which directly affect Employer's business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and condition of which have been negotiated by and between the parties hereto.

               (b) In the event of termination of employment under this Agreement by action of Executive pursuant to 11(b)(ii) prior to the expiration of the term of this Agreement, Executive agrees with Employer that through the actual date of termination of the Agreement, and for a period of 12 months after such termination date, Executive shall not, without the prior written consent of Employer, either directly or indirectly, serve as an executive officer or director of any bank or bank holding company (other than a banker's bank or a holding company of a banker's bank) or as an executive officer, director, consultant, advisor or in any other capacity to any person, firm, partnership or corporation or any other entity which is involved in the organization of or chartering of any bank or bank holding company, which is or intends to engage in competition in any substantial manner with Employer in Cole or Boone County, Missouri.

               (c) The covenants of Executive set forth in this Section 13 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction, and shall form the basis of


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injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 13 are cumulative to each other and to all other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term, or condition contained in this Section 13 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 13 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 13 shall not affect the validity of any other provision in this
Section 13 or elsewhere in this Agreement.

         14. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of Employer.

         15. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

         16. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri.

         18. Entire Agreement. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       "COMPANY"

                                       FIRST PREMIER FINANCIAL CORPORATION


                                   By: /s/ Richard C. Jensen
                                      ------------------------------------------
                                        Name:    Richard C. Jensen
                                        Title:   President and CEO



                                       "EXECUTIVE"



                                       /s/ Bruce W. Wiley (L.S.)
                                      ------------------------------------------
                                      Bruce W. Wiley